Exhibit 99.3

EEW Renewables and Compass Digital Acquisition Corp. Announce Release of Investor Webcast Related to Proposed Business Combination

NEW YORK – October 22, 2024 – EEW Renewables Ltd (“EEW”), a global developer in the renewable energy industry, and Compass Digital Acquisition Corp. (Nasdaq: CDAQ) (“CDAQ”), a special purpose acquisition company, announced today the release of an investor webcast related to the proposed business combination agreement (the “Business Combination Agreement”) providing for the proposed business combination between CDAQ and EEW (the “Proposed Business Combination”).

The investor webcast includes a presentation from the EEW and CDAQ leadership teams. The presentation provides the latest views on EEW’s renewable energy thesis, business model, addressable market opportunity, market growth drivers, project pipeline, financial outlook, and transaction overview.

Investors may access the webcast recording and the investor presentation discussed on the webcast on the respective EEW and CDAQ websites at www.eewrenew.com/webcast and www.compassdigitalspac.com/webcast.”

Svante Kumlin, CEO of EEW, commented: “Today’s presentation reaffirms our excitement and vision for the future alongside CDAQ. This business combination enables us to continue to grow and capitalize on our significant existing project pipeline while generating clean and renewable energy. We are excited to continue collaborating with the CDAQ team and believe we are well-positioned to unlock new opportunities and significant value for our shareholders moving forward.”

Thomas Hennessy, CEO of CDAQ, added: “We remain fully committed to the proposed business combination with EEW. The market opportunity continues to be attractive, the regulatory environment in EEW’s geographies remains supportive and EEW’s advanced-stage pipeline is expanding. We believe that CDAQ is the ideal strategic and capital partner to accelerate EEW ‘s business plan. We are targeting a Q1 2025 business combination closing, and we believe that this transaction with EEW provides a compelling long-term opportunity for shareholders.”

On September 6, 2024, EEW and CDAQ announced that they entered into a definitive business combination agreement subject to customary closing conditions, including regulatory and CDAQ stockholder approvals. The combined public company is expected to list its common stock and warrants to purchase common stock on Nasdaq, subject to approval of its listing application. The Proposed Business Combination has been unanimously approved by the Board of Directors of both EEW and CDAQ. The original announcement can be read here.

About EEW Renewables

EEW was established by entrepreneur Svante Kumlin. It stands as a prominent independent group dedicated to developing renewable energy projects on a global scale. Historically, EEW has concentrated on the development of large scale solar photovoltaic (PV) projects. However, the company has recently expanded its focus to include solar projects coupled with battery energy storage systems (BESS). Moreover, EEW has an approximate 40% ownership in EEW H2, which focuses on developing green Hydrogen in Australia and North Africa.

Since 2012, EEW has successfully sold 24 solar PV and BESS projects totaling approximately 1.5 GW in the UK, Australia, Spain and Sweden. The group now has a global solar, BESS and green hydrogen project pipeline of approximately 9 GW spanning Europe and Australia. Headquartered in London, EEW has established projects in key locations such as the UK, Spain, Sweden, Italy, Australia and Morocco.

For additional information, please visit www.eewrenew.com

About Compass Digital Acquisition Corp.

Compass Digital Acquisition Corp. is a blank check company incorporated in the Cayman Islands on March 8, 2021. CDAQ was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. CDAQ is an early stage and emerging growth company and, as such, is subject to all risks associated with early stage and emerging growth companies.

For additional information, please visit compassdigitalspac.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the Proposed Business Combination between EEW, CDAQ and the to be formed new public holding company (“Pubco”), including statements regarding the benefits of the Proposed Business Combination, the anticipated timing of the completion of the Proposed Business Combination, the services offered by EEW and the markets in which it operates, the expected total addressable market for the services offered by EEW, the sufficiency of the net proceeds of the Proposed Business Combination to fund EEW’s operations and business plan and EEW’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events or conditions that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to the following risks: (i) the Proposed Business Combination may not be completed in a timely manner or at all; (ii) the Proposed Business Combination may not be completed by CDAQ’s business combination deadline, and CDAQ may fail to obtain an extension of its business combination deadline; (iii) the parties may fail to satisfy the conditions to the consummation of the Proposed Business Combination, including the adoption of the business combination agreement by the shareholders of CDAQ, the satisfaction of the minimum trust account amount following redemptions by CDAQ’s public shareholders, retaining a minimum amount of available cash and the receipt of certain governmental and regulatory approvals; (iv) an event, change or other circumstance could occur that gives rise to the termination of the business combination agreement; (v) the announcement or pendency of the Proposed Business Combination could adversely affect EEW’s business relationships, performance, and business generally; (vi) the Proposed Business Combination could disrupt EEW’s current plans and operations; (vii) legal proceedings may be instituted against EEW, CDAQ, Pubco or others related to the business combination agreement or the Proposed Business Combination; (viii) Pubco may fail to meet Nasdaq Stock Exchange listing standards at or following the consummation of the Proposed Business Combination; (ix) the parties may not be able to recognize the anticipated benefits of Proposed Business Combination, which may be affected by a variety of factors, including changes in the competitive and highly regulated industries in which EEW (and following the Proposed Business Combination, Pubco) operates, variations in performance across competitors and partners, changes in laws and regulations affecting EEW’s business and the ability of EEW and the post-combination company to retain its management and key employees; (x) Pubco may not be able to implement business plans, forecasts, and other expectations after the completion of the Proposed Business Combination; (xi) EEW (and following the Proposed Business Combination, Pubco) will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (xii) Pubco may experience difficulties in managing its growth and expanding operations; (xiii) Pubco may suffer cyber security or foreign exchange losses; (xiv) a potential public health crises may affect the business and results of operations of EEW (and following the Proposed Business Combination, Pubco) and the global economy generally; (xv) the effect of costs related to the Proposed Business Combination; (xvi) EEW’s limited operating history; (xvii) EEW depends on the sale of a small number of projects in its portfolio; (xviii) to be successful, EEW must continually source new projects, including the related properties and grid capacity; (xix) the solar industry has historically been cyclical and experienced periodic downturns; (xx) EEW’s expansion into new lines of business involves inherent risks and may not be successful; (xxi) EEW faces substantial competition in the markets for renewable energy, and many of its competitors are better established and have more resources; (xxii) EEW will need additional funding to complete its business plan, and it may fail to obtain this funding on reasonable sources or at all; (xxiii) EEW’s projects are subject to substantial regulation; (xxiv) EEW operates in many different jurisdictions and countries, which exposes it to complexity and risk; and (xxv) the predicted growth of renewable energy in general and solar energy in particular may not materialize. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of CDAQ’s Quarterly Reports on Form 10-Q, the registration statement on Form F-4 and proxy statement/prospectus that will be filed by Pubco, and other documents filed by CDAQ and Pubco from time to time with the SEC. These filings do or will identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and EEW and CDAQ assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. None of EEW, CDAQ or Pubco gives any assurance that any of EEW, CDAQ or Pubco will achieve its expectations.

Additional Information and Where to Find It

This press release relates to the Proposed Business Combination, but does not contain all the information that should be considered concerning the Proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the transaction. Pubco intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4 relating to the transaction that will include a proxy statement of CDAQ and a prospectus of Pubco. When available, the definitive proxy statement/prospectus and other relevant materials will be sent to all CDAQ shareholders as of a record date to be established for voting on the Proposed Business Combination. CDAQ and Pubco also will file other documents regarding the Proposed Business Combination with the SEC. Before making any voting decision, investors and securities holders of CDAQ are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the Proposed Business Combination as they become available because they will contain important information about CDAQ, EEW and the Proposed Business Combination.

Investors and securities holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by CDAQ and Pubco through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by CDAQ and Pubco may be obtained free of charge by contacting its Chief Financial Officer, Nick Geeza, c/o Compass Digital Acquisition Corp., 195 US HWY 50, Suite 309, Zephyr Cove, NV, at (310) 954-9665.

Participants in the Solicitation

EEW, CDAQ and Pubco and their respective directors and executive officers may be deemed under SEC rules to be participants in the solicitation of proxies of CDAQ’s shareholders in connection with the Proposed Business Combination. Investors and security holders may obtain more detailed information regarding the names and interests of CDAQ’s directors and officers in the Proposed Business Combination in CDAQ’s filings with the SEC, including CDAQ’s final prospectus in connection with its initial public offering, which was filed with the SEC on October 18, 2021 (the “IPO S-1”). To the extent that holdings of CDAQ’s securities have changed from the amounts reported in CDAQ’s IPO S-1, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of CDAQ’s shareholders in connection with the Proposed Business Combination will be set forth in the proxy statement/prospectus on Form F-4 for the Proposed Business Combination, which is expected to be filed by Pubco with the SEC.

Investors, shareholders and other interested persons are urged to read the proxy statement/prospectus and other relevant documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information about the Proposed Business Combination. Investors, shareholders and other interested persons will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about EEW, CDAQ and Pubco through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC that are referred to herein can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Business Combination and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of CDAQ, Pubco or EEW, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or exemptions therefrom.

Investor Relations Contact:

Gateway Group

Cody Slach, Georg Venturatos

949-574-3860

CDAQ@gateway-grp.com